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                                                                     Exhibit 4.1


                       PREFERRED STOCK PURCHASE AGREEMENT

     Preferred Stock Purchase Agreement (this "Agreement"), dated as of October 10, 2001, among Wireless Facilities, Inc., a Delaware corporation (the "Company"); Oak Investment Partners X, Limited Partnership, a Delaware Limited Partnership ("Purchaser 1"); and Oak X Affiliates Fund, Limited Partnership, a Delaware Limited Partnership ("Purchaser 2," and, together with Purchaser 1, the "Purchasers").

                                R E C I T A L S:

     A. Whereas, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of sixty-three thousand six hundred thirty-seven (63,637) shares of a newly designated class of the Company's preferred stock, par value U.S.$0.001 per share ("Preferred Stock"), entitled Series A Preferred Stock (the "Series A Preferred Stock"), having an total aggregate purchase price of thirty-five million three hundred fifty dollars (U.S.$35,000,350.00); and

     B. Whereas, the Company intends to file a certificate of designations with the Secretary of State of the State of Delaware setting forth the rights, preferences and privileges of the Series A Preferred Stock in the form attached hereto as Exhibit A (the "Certificate of Designations").
          ---------

                               A G R E E M E N T:

     In consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF PREFERRED STOCK

     1.1   Purchase and Sale.

     (a) Purchase and Sale. On October 29, 2001 (the "Closing Date"), ----------------- Purchaser 1 shall pay thirty-four million four hundred forty-seven thousand six hundred dollars ($34,447,600) and Purchaser 2 shall pay five hundred fifty-two thousand seven hundred fifty dollars ($552,750) to the Company in immediately available funds by wire transfer to an account at a bank named by the Company, subject to the closing conditions set forth in Section 4. At the Closing, subject to the terms and conditions hereof, the Company shall issue and sell, at five hundred fifty dollars (US$550.00) per share, to Purchaser 1 and Purchaser 2 the respective number of shares of Series A Preferred Stock set forth opposite each of the Purchasers' names on Schedule 1 hereto (collectively, the "Offered Securities"), subject to satisfaction of the closing conditions set forth in Section 5.

           (b) Time and Place of Closing. The closing of the purchase and sale
               -------------------------
of the Offered Securities (the "Closing") shall occur on the Closing Date. The Closing shall be held at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121 (by means of facsimile or overnight mail).


                     WFI Preferred Stock Purchase Agreement

     1.2 Closing Delivery. On the Closing Date, subject to the terms and conditions hereof:

         (a) Each Purchaser, severally and not jointly, shall pay the applicable amount specified in Section 1.1(a) above by wire transfer of immediately available U.S. funds to an account designated in writing by the Company; and

         (b) The Company shall execute and deliver to each Purchaser: (i) a certificate representing the Offered Securities purchased by such Purchaser, and
(ii) a customary certificate from the secretary of the Company satisfactory to such Purchaser.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as of the date hereof to each Purchaser that:

     2.1 The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own its properties and conduct its business as presently conducted. The Company is duly qualified to do business as a foreign corporation in good standing in all other U.S. jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries, taken as a whole (hereinafter, a "Material Adverse Effect"). The Company has furnished representatives of the Purchasers with correct and complete copies of the charter and by-laws of the Company, both as amended and currently in effect.

     2.2 Each subsidiary of the Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and conduct its business as presently conducted. Each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other U.S. jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable and is owned of record by the Company.

     2.3 As of September 30, 2001, the authorized capital stock of the Company consists of: (i) one hundred ninety-five million (195,000,000) shares of Common Stock and (ii) five million (5,000,000) shares of Preferred Stock. As of September 30, 2001, 46,428,276 shares of Common Stock have been issued and are outstanding and no shares of Preferred Stock are issued and outstanding. As of September 30, 2001, 31,000 shares of Common Stock are held in the Company's treasury. As reflected in the Company's records as of October 2, 2001, other than with respect to an aggregate of 19,427,214 shares of Common Stock reserved for issuance under the Company's equity incentive plans, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities.


                     WFI Preferred Stock Purchase Agreement
                                       2.

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     2.4 The Offered Securities, and the shares of Common Stock issuable upon conversion of the Offered Securities (the "Conversion Shares"), and all outstanding shares of capital stock of the Company have been duly authorized; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on the Closing Date, and, when the Conversion Shares have been delivered in accordance with the terms of the Certificate of Designations, such Offered Securities and Conversion Shares will have been, validly issued, fully paid and nonassessable. None of the Offered Securities or Conversion Shares are subject to any preemptive right or any right of refusal.

     2.5 No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Offered Securities or the Conversion Shares by the Company, except for the filing of a Form D with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and such as may be required under state securities laws.

     2.6 This Agreement has been duly authorized, executed and delivered by the Company. All corporate action on the part of the Company and its stockholders, directors and officers necessary for the authorization, execution and delivery of this Agreement, the performance of all the Company's obligations hereunder and for the authorization, issuance or reservation for issuance, sale and delivery of the Offered Securities or the Conversion Shares has been taken. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the limitations imposed by applicable federal or state securities laws on the indemnification provisions contained in this Agreement.

     2.7 The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities and the Conversion Shares will not result in a breach or violation of (i) any of the terms and provisions of the charter or bylaws of the Company or any of its subsidiaries, nor (ii) any of the terms and provisions of, or constitute a default under any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject (except where such breaches, violations or defaults individually or in the aggregate would not have a Material Adverse Effect). The Company has full power and authority to authorize, issue and sell the Offered Securities or the Conversion Shares as contemplated by this Agreement.

     2.8 There have been no investment bankers, brokers or finders used by the Company or its affiliates in connection with the transactions contemplated by this Agreement and no persons or entities are entitled to a fee or compensation in respect thereof.


                     WFI Preferred Stock Purchase Agreement
                                       3.

     2.9 The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them that are material to the operation of the Company's business, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and its subsidiaries hold any leased real or personal property that are material to the operation of the Company's business under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

     2.10 The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

     2.11 There are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties or any director, officer or employee (related to any such person's services as a director, officer or employee of the Company) that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities and, to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated. The Company has not initiated and has no plan to initiate any action, suit or proceeding that, if decided adversely to the Company, would, individually or in the aggregate, result in a Material Adverse Effect.

     2.12 The Company has made available to representatives of the Purchasers all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with SEC since January 1, 2001, including copies of all the exhibits referenced therein (the "SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2001 have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be; and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     2.13 The financial statements included in the SEC Documents present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes to such


                     WFI Preferred Stock Purchase Agreement
                                       4.

financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount), complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto.

     2.14 The Company and its subsidiaries own or possess, or can acquire on reasonable terms, sufficient legal rights to all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable propriety or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

     2.15 Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act) (an "Affiliate") of the Company has, directly, or through any agent, (a) sold, offered for sale, solicited any offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sales of the Offered Securities in a manner that would require the registration under the Securities Act of the Offered Securities; or (b) offered, solicited offers to buy or sold the Offered Securities in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and the Company will not engage in any of the actions described in subsections (a) and (b) of this paragraph.

     2.16 Subject to the accuracy of each of the Purchaser's representations herein, it is not necessary in connection with the offer, sale and delivery of the Offered Securities to the several Purchasers in the manner contemplated by this Agreement to register the Offered Securities under the Securities Act.

     2.17 The issuance of the Offered Securities and the Conversion Shares, neither individually nor in the aggregate, constitute an anti-dilution event for any existing securityholders of the Company, pursuant to which such securityholders would be entitled to additional securities or a reduction in the applicable conversion price or exercise price of any securities due to any issuance proposed to be conducted hereunder.

     2.18 The information contained in this Agreement and the SEC documents with respect to the business, operations, assets, results of operations and financial condition of the Company, and the transactions contemplated by this Agreement, are true and complete in all material respects and do not omit to state any material fact or facts necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                     WFI Preferred Stock Purchase Agreement
                                       5.

SECTION 3. Representation and Warranties of the Purchasers. Each Purchaser hereby, severally and not jointly, represents and warrants to the Company, as of the date hereof, as follows:

     3.1 Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited partnership power and authority to consummate the transactions contemplated hereby

     3.2 Such Purchaser has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the limitations imposed by applicable federal or state securities laws on the indemnification provisions contained in this Agreement.

     3.3 The execution, delivery and performance of this Agreement, and the purchase and acceptance of the Offered Securities by such Purchaser will not result in a breach or violation of any of the terms and provisions of, or constitute a default under any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over such Purchaser or any subsidiary of such Purchaser or any of their properties, or any material agreement or instrument to which such Purchaser or any such subsidiary is a party or by which such Purchaser or any such subsidiary is bound or to which any of the properties of such Purchaser or any such subsidiary is subject, or the charter or by-laws of such Purchaser or any such subsidiary (except where any such breaches, violations or defaults individually or in the aggregate would not have a material adverse effect on Purchaser's ability to perform this Agreement).

     3.4 Investment Representations.

         (a) Such Purchaser is sophisticated in transactions of this type and capable of evaluating the merits and risks of the transactions described herein and has the capacity to protect its own interests. Such Purchaser has not been formed solely for the purpose of entering into the transactions described herein and is acquiring the Offered Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale, distribution thereof, in whole or in part.

         (b) Such Purchaser has not and does not intend to enter into any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge the Offered Securities, other than to an affiliate, partner or former partner of such Purchaser in compliance with the Securities Act.

         (c) Such Purchaser acknowledges its understanding that the Company intends to sell the Offered Securities pursuant to a private placement exempt from registration under the Securities Act. In furtherance thereof, such Purchaser represents and warrants that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities


                     WFI Preferred Stock Purchase Agreement
                                       6.

Act, has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to its investment in the Company.

           (d) Such Purchaser agrees that it shall not sell or otherwise transfer any of the Offered Securities without registration under the Securities Act, pursuant to Rule 144 (or any successor rule) under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that no violation of the Securities Act will be involved in such transfer. Such Purchaser fully understands that none of the Offered Securities have been registered under the Securities Act or under the securities laws of any applicable state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or jurisdictions or an exemption from such registration is available. Such Purchaser understands that the Company is under no obligation to register the Offered Securities on its behalf with the exception of certain registration rights set forth herein. Such Purchaser understands the lack of liquidity and restrictions on transfer of the Offered Securities and that this investment is suitable only for a person or entity of adequate financial means that has no need for liquidity of this investment and that can afford a total loss of its investment.

     3.5 There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of such Purchaser threatened, against such Purchaser that challenges the validity or performance of this Agreement or which, if successful, could hinder or prevent such Purchaser from performing its obligations hereunder.

     3.6 There have been no investment bankers, brokers or finders used by such Purchaser or its affiliates in connection with the transactions contemplated by this Agreement and no persons or entities are entitled to a fee or compensation in respect thereof.

SECTION 4. CONDITIONS OF THE OBLIGATIONS OF THE PURCHASERS. The several obligations of each Purchaser to purchase and pay for the Offered Securities on the Closing Date will be subject to the satisfaction, or waiver by each Purchaser, of each of the conditions below:

     4.1 The representations and warranties of the Company herein must be correct and complete on the Closing Date and the Company must have performed all of its obligations hereunder required to be performed prior to the Closing Date.

     4.2   The Company shall have filed the Certificate of Designations.

     4.3 Each Purchaser must have received a customary opinion, dated the Closing Date, from Cooley Godward LLP, counsel for the Company, which is reasonably acceptable to its counsel, Wilson Sonsini Goodrich & Rosati, P.C. ("WSGR").

     4.4 Each Purchaser must have received a certificate, dated the Closing Date, of an officer of the Company in which such officer shall state that: the representations and warranties of the Company in Section 2 of this Agreement are
                                                 ---------
correct; the Company has complied with all


                     WFI Preferred Stock Purchase Agreement
                                       7.

agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and there has been no material and adverse change in the business of the Company since the date of this Agreement.

     4.5 The business, assets, financial condition and operations of the Company shall be substantially as represented to the Purchasers and no change shall have occurred that, in the reasonable good faith judgment of the Purchasers, is or could have a Material Adverse Effect, provided, however, that no change constituting or related to (i) the economy or financial markets of the United States of America or any other region, (ii) any change, effect or development that is primarily caused by conditions generally effecting the industry in which the Company conducts its business, (iii) any change that is primarily caused by the announcement or pendency of this Agreement or the transactions contemplated hereby or (iv) any generally applicable change in law, rule or regulation, shall be deemed to be or have a Material Adverse Effect for the purposes of this Section.

     4.6   Satisfactory completion of legal due diligence by the Purchasers.

     4.7 The Company, Massih Tayebi and Masood Tayebi shall have entered into a voting agreement providing for the election of Bandel Carano to the Board of Directors of the Company for so long as 50% of the Offered Securities remain outstanding, in such form reasonably acceptable to the Company and the Purchasers.

SECTION 5. CONDITIONS OF THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to sell the Offered Securities on the Closing Date to a Purchaser will be subject to the satisfaction, or waiver by the Company, of each of the conditions below:

     5.1 The representations and warranties of such Purchaser herein must be correct and complete on the Closing Date and such Purchaser must have performed all of its obligations hereunder required to be performed prior to the Closing Date.

     5.2   Satisfaction of any notice period required by NASDAQ.

SECTION 6. REGISTRATION OF THE REGISTRABLE SECURITIES; COMPLIANCE WITH THE SECURITIES ACT.

     6.1 Registration Procedures. The Company is obligated to do the following:

           (a) On the date that is 17 months after the Closing Date, subject to delivery by the Purchasers of information statements reasonably satisfactory to the Company regarding the Purchasers' addresses and holdings of capital stock of the Company, the Company shall prepare and file with the SEC one or more registration statements in order to register with the SEC the resale by the Purchasers, from time to time, of the Conversion Shares (which, along with only Common Stock issued as (or issuable upon the conversion of exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Offered Securities or the Conversion Shares, are sometimes referred to herein as the "Registrable Securities") through NASDAQ or the facilities of any national securities exchange on which the Company's Common Stock is then traded, or in privately


                     WFI Preferred Stock Purchase Agreement
                                       8.

negotiated transactions. The Company shall use its best efforts to cause such registration statement to be declared effective as soon thereafter as reasonably possible. The Company shall promptly notify the Purchasers of the effectiveness of such registration statement.

          (b) The Company shall prepare and file with the SEC (i) such amendments and supplements to any registration statement and the prospectus used in connection therewith, and (ii) such other filings required by the SEC, in each case as may be necessary to keep the registration statement continuously effective and not misleading until the earlier of (A) the date that the Purchasers have completed the distribution related to the Registrable Securities, or (B) such time that all Registrable Securities then held by the Purchasers can be sold within a given three (3) month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act; provided, however, that at any time, upon written notice to the Purchasers and for a period not to exceed fifteen (15) days thereafter (the "Suspension Period"), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Purchasers hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have an adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. The Company may extend the Suspension Period for an additional consecutive fifteen (15) days upon written notice to the Purchasers. The Company agrees to use its commercially reasonable best efforts to insure that the Suspension Period is kept to a minimum number of days If so directed by the Company, the Purchasers shall use their best efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in the Purchasers' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

          (c) Furnish to the Purchasers such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them, unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Purchasers; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Purchaser participating in such underwriting shall also enter into and perform its obligations under such an agreement.


                     WFI Preferred Stock Purchase Agreement
                                       9.

          (f) Notify each Purchaser whose Registrable Securities are covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall promptly amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

          (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on NASDAQ and each other securities exchange on which similar securities issued by the Company are then listed.

     6.2 Transfer of Securities After Registration. Each Purchaser, severally and not jointly, agrees that it will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act, unless:

          (a) pursuant to a registration statement then in effect covering such disposition, if such disposition is made in accordance with such; or

          (b) the Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, or other evidence, reasonably satisfactory to the Company, that such disposition will not require registration of such Registrable Securities under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to and in compliance with Rule 144, will not require (i) that such holder furnish the Company with a reasonably detailed statement of the circumstances of the proposed disposition or (ii) an opinion of counsel except in unusual circumstances.

          (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Purchaser (A) that is a partnership to its partners or former partners in accordance with partnership interests, (B) that is a limited liability company to its members or former members in accordance


                     WFI Preferred Stock Purchase Agreement
                                       10.

with their interest in the limited liability company, (C) that is a corporation to its majority owned subsidiaries or affiliates or (D) that is an individual to the Purchaser's family member or trust for the benefit of such Purchaser or his or her family members or an entity whose equity owners consist solely of the Purchaser and his or her family members; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Purchaser hereunder.

     6.3 Legends. Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
     REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN THE FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

     6.4 Expenses of Registration. Except as specifically provided herein, all expenses incurred by the Company in complying with Section 6 hereof, including,
                                                   ---------
all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and expenses of one counsel to the Purchasers, blue sky fees and expenses, reasonable fees and disbursements of one counsel for the Purchasers, fees and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) (collectively, the "Registration Expenses") shall be borne by the Company. All underwriting discounts and selling commissions applicable to a sale incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so sold.

     6.5 Delay of Registration; Furnishing Information.

         (a) The Purchasers shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities. Furthermore, each Purchaser, severally and not jointly, agrees to promptly notify the Company of any changes in the information set forth in a registration statement regarding such Purchaser or its plan of distribution set forth in such registration statement.

     6.6 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 6.
                                       ---------


                     WFI Preferred Stock Purchase Agreement
                                       11.

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Purchaser, the partners, officers and directors of each Purchaser, any underwriter (as defined in the Securities Act) for such Purchaser and each person, if any, who controls such Purchaser or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Purchaser, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.6 shall not apply to amounts paid in settlement of any such
        -----------
loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Purchaser, partner, officer, director, underwriter or controlling person of such Purchaser.

          (b) To the extent permitted by law, each Purchaser will, if Registrable Securities held by such Purchaser are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Purchaser selling securities under such registration statement or any of such other Purchaser's partners, directors or officers or any person who controls such Purchaser, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Purchaser, or partner, director, officer or controlling person of such other Purchaser may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Purchaser under an instrument duly executed by such Purchaser and stated to be specifically for use in connection with such registration; and each such Purchaser will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other person registering shares under such registration, or partner, officer, director or controlling person of such other person registering shares under such registration in connection with investigating or defending any such loss, claim, damage, liability or action if it


                     WFI Preferred Stock Purchase Agreement
                                       12.

is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 6.6 shall not apply to
                                               -----------
amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 6.6 exceed the net proceeds from the
                               -----------
offering received by such Purchaser.

          (c) Promptly after receipt by an indemnified party under this Section
                                                                        -------
6.6 of notice of the commencement of any action (including any governmental
---
action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.6, deliver to the
                                               -----------
indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.6, but the omission so to deliver
                                 -----------
written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.6.
                                                                    -----------

          (d) If the indemnification provided for in this Section 6.6 is held by
                                                          -----------
a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Purchaser hereunder exceed the net proceeds from the offering received by such Purchaser.

          (e) The obligations of the Company and the Purchasers under this
Section 6.6 shall survive completion of any offering of Registrable Securities
-----------
in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof


                     WFI Preferred Stock Purchase Agreement
                                       13.

the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     6.7 Agreement to Furnish Information. In connection with a registration in which such Purchaser is participating, each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Purchaser shall provide, within ten (10) days of such request, such information related to such Purchaser as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act.

     6.8 Rule 144 Reporting. With a view to making available to the Purchasers the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

           (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act;

           (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

           (c) So long as a Purchaser owns any Registrable Securities, furnish to such Purchaser forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

     6.9 S-3 Eligibility. The Company will use its best efforts to meet the requirements for the use of Form S-3 for registration of the resale by the Purchasers of the Registrable Securities. The Company will use its best efforts to file all reports required to be filed by the Company with the SEC in a timely manner and take all other necessary action so as to maintain such eligibility for the use of Form S-3.

SECTION 7. COVENANTS OF THE COMPANY.

     7.1 Board Representation. The Company will increase the number of directors that sit on the Company's Board of Directors (the "Board") so that there is a vacancy and the Board will appoint Bandel Carano to fill the newly created vacancy. In addition, for so long as the Offered Securities have not converted into the Conversion Shares, the Company will use its best efforts to ensure that the Board shall nominate Mr. Carano for re-election to the Board at each meeting of stockholders at which Mr. Carano's re-election will be put to a vote.


                     WFI Preferred Stock Purchase Agreement
                                       14.

     7.2 Due Diligence. The Company hereby undertakes to provide all information and to make its employees available to the extent reasonably requested by the Purchasers and WSGR in the course of performing their due diligence investigation of the Company prior to the Closing Date.

SECTION 8. COVENANTS OF THE PURCHASERS.

     8.1 Confidentiality of Records. Each Purchaser agrees to use, and to use its best efforts to insure that it and its authorized representatives use, the same degree of care as such person uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information has not been publicly disclosed by the Company or otherwise generally known by such Purchaser or transferee), except that such person may disclose such proprietary or confidential information to any partner, subsidiary or parent of such person for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 8.1. Notwithstanding the above, a Purchase shall not be in violation of this Section 8.1 with regard to a
                                           -----------
disclosure that was in response to a valid order by a court or other governmental body or as required by law or regulation, provided that such Purchaser provides the Company with prior written notice of such disclosure in order to permit the Company to seek confidential treatment or other appropriate remedy of such confidential information; provided that, in the event that such confidential treatment or other remedy is not requested or obtained, the Purchaser shall furnish only that part of the confidential information that is legally required and shall exercise its reasonable best efforts to ensure that the confidential information so obtained is accorded treatment as confidential property.

     8.2 Prohibition on Use of Insider Information. Each Purchaser understands that federal and state securities laws prohibit trading in the Company's securities while such Purchaser is in the possession of "material nonpublic information" concerning the Company and/or its affiliates. Each Purchaser represents that it has been advised by its counsel of such laws and the consequences of breaking such laws. Each Purchaser, and any transferee of Registrable Securities, covenants not to enter into any transactions that would violate applicable securities laws.

     8.3 Lock-up Period. Each of the Purchasers, severally and not jointly, hereby agrees that from the date hereof and until 30 months after the Closing Date (the "Lock-Up Expiration Date"), such Purchaser will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock (collectively, the "Securities"), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company. The foregoing sentence (x) shall not apply to transactions relating to Securities acquired (i) by the Purchasers prior to the execution of this Agreement or (ii) by the Purchasers in the open market after the


                     WFI Preferred Stock Purchase Agreement
                                       15.

date of this Agreement, (y) shall expire, for each Purchaser, with respect to 20% of the total number of Offered Securities purchased by such Purchaser, on each of the 18 month anniversary of the Closing Date, the 21 month anniversary of the Closing Date, the 24 month anniversary of the Closing Date and the 27 month anniversary of the Closing Date, and (z) shall expire, for each Purchaser, in its entirety upon the occurrence of any event deemed a Liquidation (as such term in defined in the Certificate of Designations). In furtherance of the foregoing, each of the Purchasers, severally and not jointly, agrees that the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of the terms of this Section.

SECTION 9. EXEMPTION FROM REGISTRATION; LEGEND. The Offered Securities and the Conversion Shares will be issued under an exemption or exemptions from registration under the Securities Act, and are also subject to certain rights and obligations set forth herein. Accordingly, the certificates evidencing the Offered Securities and any Conversion Shares issuable upon the conversion thereof shall, upon issuance, contain a legend, substantially in the form as follows:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT
                  BEEN REGISTERED UNDER THE U.S. SECURITIES
                  ACT OF 1933, AS AMENDED (THE "ACT"), OR
                  APPLICABLE STATE SECURITIES LAWS AND NO
                  INTEREST HEREIN MAY BE SOLD, TRANSFERRED
                  OR OTHERWISE DISPOSED OF UNLESS (1) A
                  REGISTRATION STATEMENT WITH RESPECT TO
                  SUCH SECURITIES SHALL BE EFFECTIVE UNDER
                  THE ACT AND ANY APPLICABLE STATE SECURITIES
                  LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED
                  PURSUANT TO RULE 144 PROMULGATED UNDER THE
                  ACT (OR ANY SUCCESSOR RULE) OR (3) THE
                  ISSUER OF THESE SECURITIES SHALL HAVE
                  RECEIVED AN OPINION OF COUNSEL FOR THE
                  HOLDER OF THESE SECURITIES SATISFACTORY TO
                  THE ISSUER THAT NO VIOLATION OF  THE ACT OR
                  SIMILAR STATE SECURITIES LAWS WILL BE INVOLVED
                  IN SUCH TRANSFER.



SECTION 10. NOTICES. All communications hereunder will be in writing and, (a) if sent to Purchaser 1, will be mailed, delivered or telegraphed and confirmed
to             , Attention:                  ; (b) if sent to Purchaser 2, will
be mailed, delivered or telegraphed and confirmed to               , Attention:
; or (c) if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 9725 Scranton Road, Suite 140, San Diego, CA 92121,
Attention: Chief Executive Officer.


SECTION 11. EXPENSES. The Company, on the one hand, and each Purchaser, on the other hand, are each responsible for its own expenses associated with the purchases and sales of the Offered Securities pursuant to the terms of this Agreement; provided, that the Company will pay,

                     WFI Preferred Stock Purchase Agreement
                                      16.

on the Closing Date, the reasonable legal fees and expenses of one legal counsel to the Purchasers.

SECTION 12. AMENDMENT AND WAIVER

     12.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and Purchaser.

     12.2 Except as otherwise expressly provided herein, (i) rights arising under this Agreement may only be waived in writing by the party entitled to such right and (ii) obligations under this Agreement may only be waived by the party to whose benefit the obligations runs.

SECTION 13. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person will have any right or obligation hereunder.

SECTION 14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 15. APPLICABLE LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws. Any dispute under this Agreement that is not settled by mutual consent shall be finally adjudicated by any federal or state court sitting in the City and County of San Diego in the State of California, and each party consents to the exclusive jurisdiction of such courts (or any appellate court therefrom) over any such dispute. Each party further consents to personal jurisdiction in the courts mentioned in the prior sentence.

                            [Signature Page Follows]




                     WFI Preferred Stock Purchase Agreement
                                       17.

     IN WITNESS WHEREOF, this Agreement is entered into by the undersigned parties as of the date first written above.

                                                   Very truly yours,

                                                   WIRELESS FACILITIES, INC.


                                                   By:  /S/ Wm. Bradford Weller
                                                       ------------------------
                                                       Name: Wm. Bradford Weller
                                                       Title: Vice President,
                                                       Legal Affairs, General
                                                       Counsel and Secretary



Oak Investment Partners X, Limited
Partnership


 /S/ Bandel Carano
-----------------------------------------------
Bandel Carano
Managing Member of Oak Associates X, LLC
The General Partner of Oak Investments Partners
X, Limited Partnership


Oak X Affiliates Fund, Limited
Partnership


 /S/ Bandel Carano
------------------------------------------------
Bandel Carano
Managing Member of Oak Associates X, LLC
The General Partner of Oak X Affiliates Fund,
Limited Partnership




                     WFI Preferred Stock Purchase Agreement
                                       18.

                                   Schedule 1


Purchaser                                     Offered Securities
---------                                     ------------------

Oak Investment Partners X, L.P.               62,632

Oak X Affiliates Fund, L.P.,                  1,005



                     WFI Preferred Stock Purchase Agreement

                                    Exhibit A

                       FORM OF CERTIFICATE OF DESIGNATIONS




                     WFI Preferred Stock Purchase Agreement

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       of
                            SERIES A PREFERRED STOCK
                                       of
                            WIRELESS FACILITIES, INC.

     I, Masood K. Tayebi, Chief Executive Officer of WIRELESS FACILITIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation and by Section 151(g) of the Delaware General Corporation Law, on October __, 2001, the Board of Directors adopted the following resolution, creating a series of shares of convertible preferred stock, Series A, designated as "Series A Preferred Stock":

     "RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board of Directors") of WIRELESS FACILITIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors does hereby provide for the authorization and issuance of a series of convertible preferred stock, Series A, par value U.S.$0.001 per share, of the Corporation, to be designated "Series A Preferred Stock," initially consisting of 63,637 shares, and to the extent that the designations, powers, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock are not stated and expressed in the Certificate of Incorporation, the Board of Directors does hereby fix and herein state and express such designations, powers, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, as follows:

1.   Designation and Rank.

     (a) Sixty-three thousand six hundred thirty-seven (63,637) shares of the preferred stock of the Corporation, par value $0.001 per share, shall be designated and known as the "Series A Preferred Stock."

     (b) The Series A Preferred Stock shall rank senior and prior to the common stock, par value U.S.$0.001 per share, of the Corporation (the "Common Stock"), and all other classes or series of the capital stock (other than preferred stock) of the Corporation (now or hereafter authorized or issued), with respect to the payment of any dividends, the conversion rights set forth herein and any payment upon liquidation or redemption. The Corporation may not issue any additional classes or series of preferred stock with liquidation, redemption or conversion rights or right of payment of any kind that is senior to the Series A Preferred Stock, except pursuant to Section 12.

                                       1.

2.   Dividend Rights.

     From and after the date hereof, when and if the Board of Directors declares a dividend or distribution payable with respect to the then-outstanding shares of Common Stock (other than in additional shares of Common Stock or Common Stock Equivalents (as defined in Section 4(e)(i) below), the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share in the same form as such Common Stock dividends that would be payable on the largest number of whole shares of Common Stock into which a holder's aggregate shares of Series A Preferred Stock could then be converted pursuant to Section 4 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.   Liquidation Rights.

     (a) Liquidation Events. The occurrence of any of the following events shall be deemed a "Liquidation": (i) any liquidation, dissolution, or winding-up of the affairs of the Corporation; (ii) any transaction or series of related transactions in which securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding voting securities are acquired by a person, entity or group of related persons or entities, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation; (iii) any consolidation, merger or reorganization of the Corporation with or into any other corporation or other entity or person pursuant to which the holders of the Corporation's outstanding securities receive, pursuant to such transaction, securities in the surviving entity that represent less than 50% of the voting power of such surviving entity; or (iv) any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

     (b)  Liquidation Preference.

          (i) In the event of any Liquidation, whether voluntary or involuntary, before any payment of cash or distribution of other property shall be made to the holders of Common Stock, or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, on behalf of each share of Series A Preferred Stock held by such holder, U.S.$550.00 (the "Original Issue Price") (as appropriately adjusted for any combinations, divisions, or similar recapitalizations affecting the Series A Preferred Stock after issuance) and all accumulated or accrued and unpaid dividends thereon (collectively, the "Series A Liquidation Preference").

          (ii) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they are entitled pursuant to clause (b)(i) above, the holders of the Series A Preferred Stock shall share pro rata in any distribution of assets in proportion to the respective amounts which would be payable to the holders of the Series A Preferred Stock and any other class or series of capital stock of the Corporation ranking on par with the Series A Preferred Stock in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to clause (b)(i) above.

                                       2.

          (iii) After the distributions described in clause (b)(i) or (b)(ii) above have been paid, subject to the rights of any other class or series of capital stock of the Corporation that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

     (c) Non-Cash Distributions. If any distribution to be made pursuant to this Section 3 is to be paid other than in cash or Common Stock or Common Stock Equivalents, the value of such distribution will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (ii) below:

                (1) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) trading day period ending three (3) trading days prior to the occurrence of the Liquidation;

                (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading day period ending three (3) trading days prior to the occurrence of the Liquidation; and

                (3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to effectuate an appropriate discount from the market value, as determined by clause (i)(A), (B) or (C) of this Section 3(c), so as to reflect the approximate fair market value thereof, as determined by the Board of Directors.

          (iii) The holders of at least a majority of the outstanding Series A Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 3(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

     Conversion Rights.

     The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Right"):

     (d) Conversion Price. The "Conversion Price" shall, initially, be U.S.$5.50 per share and shall be subject to adjustment as set forth below in Sections 4(e) and 4(f).

                                       3.

     (e) Automatic Conversion. If the closing price for the shares of the Corporation's Common Stock (trading on a securities exchange or through Nasdaq National Market or other national exchange or market) exceeds $11.00 per share (as adjusted for events described in Section 4(e)(ii) and 4(e)(iii) below) for any thirty consecutive trading day period that begins after July __, 2004, then, upon such occurrence, each share of Series A Preferred Stock shall be automatically converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the Original Issue Price of such share of Series A Preferred Stock (including any accumulated or accrued but unpaid dividends thereon) by (y) the Conversion Price. The date of such conversion is herein referred to as the "Conversion Date."

     (f) Optional Conversion. The holders of the Series A Preferred Stock shall have the right, at any time, to convert the shares of Series A Preferred Stock held by such holder into that number of shares of Common Stock into which such shares are convertible pursuant to Section 4(b) ("Optional Conversion"). In the event of any Optional Conversion, the date of the such conversion shall be referred to as the "Optional Conversion Date."

     (g) Mechanics of Conversion. On the Conversion Date or Optional Conversion Date, as the case may be, (x) each holder shall tender such holder's shares of Series A Preferred Stock to the Corporation for cancellation, free and clear of encumbrances of any type or nature, and (y) the Corporation shall cause to be delivered to such holder a number of shares of Common Stock as calculated pursuant to Section 4(b) above, free and clear of encumbrances of any type or nature. Each holder and the Corporation shall take all other necessary or appropriate actions in connection with or to effect such closing.

     (h) Certain Adjustments. To the extent that the holders of Series A Preferred Stock do not participate fully with other stockholders of the Corporation with respect to dividends paid pursuant to Section 2 hereof, the following adjustments shall be made to the Conversion Price:

          (i) Adjustment for Common Stock Dividends and Distributions. If, at any time after the original issue date of the Series A Preferred Stock (the "Original Issue Date"), the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(e)(i) to reflect the actual payment of such dividend or distribution.

                                       4.

                A "Common Stock Equivalent" shall mean each share of Common Stock into which securities or property or rights are convertible, exchangeable or exercisable for or into shares of Common Stock, or otherwise entitle the holder thereof to receive directly or indirectly, any of the foregoing.

          (ii) Adjustments for Stock Splits, Stock Subdivisions and Combinations. If, at any time after the Original Issue Date, the Corporation subdivides or combines the Common Stock without making a corresponding subdivision or combination of the Series A Preferred Stock, (A) in the case of a subdivision (including a stock split), the Conversion Price in effect immediately prior to such event shall be proportionately decreased and the number of shares of Common Stock purchasable thereunder shall be proportionately increased, and (B) in the case of a combination (including a reverse stock split), the Conversion Price in effect immediately prior to such event shall be proportionately increased and the number of shares of Common Stock purchasable thereunder shall be proportionately decreased. Any adjustment under this Section 4(e)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (iii) Adjustments for Reclassification, Reorganization and Consolidation. In case of (A) any reclassification, reorganization, change or conversion of securities of the class issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value) into other shares or securities of the Corporation, or (B) any merger or consolidation of the Corporation with or into another entity (other than a Liquidation or a merger or consolidation with another entity in which the Corporation is the acquiring and the surviving entity and that does not result in any reclassification or change of outstanding securities issuable upon conversion of the Series A Preferred Stock) each holder of shares of Series A Preferred Stock shall have the right to receive, in lieu of the shares of Common Stock otherwise issuable upon the conversion of its shares of Series A Preferred Stock (and accumulated or accrued and unpaid dividends then-outstanding thereunder) in accordance with Section 4(b), the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger or consolidation upon conversion by a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reclassification, reorganization, change, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The provisions of this clause (iii) shall similarly attach to successive reclassifications, reorganizations, changes, mergers and consolidations.

     (i) Antidilution Adjustments. To the extent that (i) the Corporation issues after the Original Issue Date and before April __, 2003, Additional Shares of Common Stock (as defined below) (in one or more transactions, whether or not related), (ii) each such issuance is at an Effective Price (as defined below) per share less than Conversion Price then in effect and (iii) the aggregate gross proceeds of such issuances exceed $15 million, then the Conversion Price shall be adjusted to equal the lowest Effective Price received by the Corporation pursuant to any such issuance. The previous sentence will apply to any issuances of Additional Shares of Common Stock after the $15 million threshold has been met (provided any such issuance is below the Conversion Price then in effect) but will not apply to any issuance of Additional Shares of

                                       5.

Common Stock occurring after April ___, 2003. Notwithstanding the foregoing, the Conversion Price shall in no event be lower than U.S.$3.77.

          (i)  For the purpose of making any adjustment required under this
Section 4(f), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company (except for purposes of determining if the $15 million threshold referred to above has been met, in which case the consideration received will be deemed to be the aggregate gross proceeds received by the Company), (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options; provided, however, that the holders of at least a majority of the outstanding Series A Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this
Section 4(i)(i), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

          (ii) For the purpose of the adjustment required under this Section 4(f), if the Company issues or sells (A) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is

                                       6.

reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

               "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(f), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued or issuable pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (B) shares of Common Stock issued or issuable pursuant to any equipment loan or leasing arrangement, or debt financing from a bank or similar financial institution; (C) shares of Common Stock issued or issuable in connection with licensing transactions involving the Company and other entities, including (1) joint ventures, manufacturing, marketing or distribution arrangements or (2) technology transfer or development arrangements; provided that such transactions in (1) and (2) and the issuance of shares therein has been approved by a majority of the members of the Company's Board of Directors and the aggregate number of shares so issued does not exceed four million (4,000,000) shares (as adjusted for stock splits, stock dividends, stock combinations, recapitalizatons and the like); and (D) any other issuances approved by the holders of a majority of the Series A Preferred Stock then outstanding

               The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(f), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(f), for such Additional Shares of Common Stock.

                                       7.

4.   Other Distributions.

     In the event the Corporation provides the holders of its Common Stock with consideration that is not otherwise addressed in Section 4 (including, without limitation, declaring a distribution payable in securities, assets, cash or evidences of indebtedness issued by other persons or the Corporation (excluding cash dividends declared and paid by the Corporation out of retained earnings)), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a pro rata share of any such distribution as though such holders were holders of the number of shares of Common Stock of the Corporation as though the Series A Preferred Stock had been converted in whole as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

5.   Recapitalizations.

     If at any time there occurs a recapitalization of the Common Stock (other than a subdivision, combination, or merger or sale of assets provided for in
Section 4 hereof), the holders of the Series A Preferred Stock shall be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of capital stock or other securities or property of the Corporation or otherwise to which a holder of the Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 4 hereof with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of Section 4 hereof (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

6.   No Impairment.

     The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Right of the holders of the Series A Preferred Stock against impairment.

7.   No Fractional Shares and Certificate as to Adjustments.

     (a) No fractional shares of Common Stock will be issued upon the conversion of any share or shares of the Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the closing price of the Corporation's Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common

                                       8.

Stock is then traded) on the day immediately preceding the conversion. All calculations under Section 4 hereof and this Section 8(a) shall be made to the nearest cent or to the nearest share, as the case may be.

     (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 4 hereof, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, use its reasonable best efforts to furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

8.   Reservation of Stock Issuable Upon Conversion.

     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock not otherwise reserved for issuance shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action that may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

9.   Notices.

     Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be given in writing and shall be deemed to have been given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery courier, on the second business day after the date when sent, (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, the date of telephone confirmation of receipt.

10.  Voting Rights.

     Holders of Series A Preferred Stock shall be entitled to vote, including with respect to the election of directors of the Corporation, on a [100%] as if converted basis (i.e. applying the conversion formula provided in Section 4(b) on the record date for determination of the holders of stock of the Corporation eligible to vote) with the shares of the Corporation's Common Stock as a class.

                                       9.

11.  Protective Provisions.

Subject to the rights of any series of preferred stock that may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a series:

     (a) amend its Certificate of Incorporation (including the filing of a Certificate of Designations) so as to (i) increase the number of authorized shares of the Corporation's preferred stock or (ii) affect adversely the shares of Series A Preferred Stock or any holder thereof, including, without limitation, by creating any additional series of preferred stock (or issuing shares under any such series) that is senior or pari passu in liquidation preference, redemption right, conversion rights or right of payment to the Series A Preferred Stock;

     (b) after the date of this Certificate of Designation, create any new debt instrument or create or increase any new or existing bank line (or similar arrangement pursuant to which the Company is or becomes indebted), so that the Company's total indebtedness pursuant to such instruments, lines or arrangements exceeds $105,000,000 in the aggregate; or

     (c) change the rights of the holders of the Series A Preferred Stock in any other respect;

provided, however, that the authorization and issuance of additional shares of Common Stock, and creation of any series of preferred stock (or issuing shares under any such series) that is junior in right of payment upon liquidation, redemption, conversion or payment rights or otherwise to the Series A Preferred Stock shall not be deemed to adversely affect the rights, preferences or privileges of the Series A Preferred Stock or any holder thereof or change the rights of the holders of the Series A Preferred Stock in any other respect.

     The Series A Preferred Stock shall have no preemptive rights pursuant hereto.

12.  Legend.

     The Series A Preferred Stock and any underlying shares of Common Stock will be issued under an exemption or exemptions from registration under the Act. Accordingly, the certificates evidencing the Series A Preferred Stock and the underlying Common Stock shall, upon issuance, contain a legend, substantially in the form as follows:

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT (OR ANY SUCCESSOR RULE) OR (3)

                                       10.

     THE ISSUER OF THESE SECURITIES SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR SIMILAR STATE SECURITIES LAWS WILL BE INVOLVED IN SUCH TRANSFER.

13.  Status of Converted Stock.

     In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be reissuable by the Corporation.

                            [Signature page follows]

                                       11.

     IN WITNESS WHEREOF, said Wireless Facilities, Inc. has caused this Certificate of Designations to be signed by Masood K. Tayebi, its Chief Executive Officer, as of October , 2001.

                                           WIRELESS FACILITIES, INC.



                                           By:__________________________________
                                           Name:   Masood K. Tayebi
                                           Title:  Chief Executive Officer

                                       12.